UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2026

GALERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39114	46-1454898
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

(Address of principal executive offices) (Zip Code)

(610) 725-1500

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GRTX	OTCQB Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities

As previously disclosed, on April 14, 2026, Galera Therapeutics, Inc., a Delaware corporation (“Galera”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Galera, Obsidian Therapeutics, Inc., a Delaware corporation (“Obsidian”), Gazelle Parent, Inc., a Delaware corporation (“Parent”), Onyx MergerSub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Obsidian Merger Sub”), and Gazelle Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Galera Merger Sub”).

Pursuant to the Merger Agreement, and upon the terms and subject to the satisfaction of the conditions described therein, Galera will be merged with and into Galera Merger Sub, with Galera surviving as a wholly owned subsidiary of Parent (the “Galera Merger” and the Galera Merger’s effective time, the “Galera Effective Time”), and Obsidian will be merged with and into Obsidian Merger Sub, with Obsidian surviving as a wholly owned subsidiary of Parent (the “Obsidian Merger” and, together with the Galera Merger, the “Mergers”).

Also as previously disclosed, on April 14, 2026, Galera entered into a Securities Purchase Agreement with Parent and certain qualified institutional buyers and/or accredited investors (the “Investors”), pursuant to which Galera agreed to sell and the Investors agreed to purchase, shares of Galera’s Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock” and, such sale of Series C Preferred Stock, the “Concurrent PIPE Financing”).

On July 31, 2026, Galera completed the Concurrent PIPE Financing and sold shares of Series C Preferred Stock for aggregate gross proceeds of approximately $350.0 million.

The shares issued in the Concurrent PIPE Financing were issued in private placements exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), because the offer and sale of such securities did not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements were met.

Item 7.01	Regulation FD Disclosure

The Mergers are expected to close on August 3, 2026, subject to the satisfaction or waiver of customary closing conditions.

As previously disclosed and pursuant to the terms of the Merger Agreement, Galera has declared a distribution (the “Pre-Closing Distribution”) to the holders of Galera’s common stock, par value $0.001 per share (the “Galera Common Stock”) of the right to receive contingent value rights (each, a “CVR”) for each outstanding share of Galera Common Stock held by such stockholders as of the date that is one business day prior to the closing of the Mergers. In connection with the Pre-Closing Distribution, each holder of one share of Galera Common Stock is entitled to receive (i) one CVR representing the right to receive contingent cash payments from the license, sale, assignment, transfer or other distribution of rights to develop and commercialize products containing the small molecule known as tilarganine and (ii) one CVR representing the right to receive contingent cash payments from the license, sale, assignment, transfer or other distribution of rights to develop and commercialize products containing GC4711 (rucosopasem) and GC4419 (avasopasem). Each CVR will entitle its holder to receive certain net proceeds from Parent upon the receipt by Parent or any affiliate of Parent of proceeds from such disposition of such assets, less permitted deductions.

The record date for the Pre-Closing Distribution is July 31, 2026 and the distribution date for the Pre-Closing Distribution is expected to occur on August 6, 2026, which is three business days after the expected Galera Effective Time.

The information in Item 7.01 of this Current Report on Form 8-K is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be incorporated by reference in the filings of Galera under the Securities Act.

Item 9.01	Exhibits

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galera Therapeutics, Inc.

Date: July 31, 2026	By:	/s/ J. Mel Sorensen, M.D.
J. Mel Sorensen, M.D.
President and Chief Executive Officer